For Immediate Release
September 28, 2004

GIBRALTAR INCREASES ITS THIRD-QUARTER EARNINGS EXPECTATIONS

 Company Now Expects Third-Quarter Earnings Per Share of $.76-$.79

BUFFALO, NEW YORK (September 28, 2004) - Gibraltar (Nasdaq: ROCK) today announced that it is raising its third-quarter earnings estimate. The Company now expects that its earnings per share in the third quarter of 2004 will be in the range of $.76 to $.79. These anticipated results continue the trend of higher than-expected levels of business activity and increased market penetration which began during the first quarter of the year.

On July 28, Gibraltar said that its third-quarter earnings per share would be in the range of $.61 to $.65, compared to $.49 in the third quarter of 2003, on approximately 22 percent more weighted average shares outstanding as a result of its December 2003 common stock offering.

"In the third quarter - as was the case in the first six months of the year - all three of our business segments generated significant sales increases, and strong improvements in operating income. The continuing ramp-up of our national sales and marketing efforts, new products and services in all three of our business segments, and ongoing efforts to improve our operating performance allowed us to generate stronger-than-expected results in a quarter when our business historically begins to moderate," said Brian J. Lipke, Gibraltar's Chairman and Chief Executive Officer.

"As we move through 2004, we continue to benefit from the many steps we have taken to strategically reposition and strengthen Gibraltar, including the growth in many of our targeted areas like ventilation products, structural connectors, cold-rolled strip steel, and metal-joining and assembly services; our recent acquisitions; ongoing cost-reduction programs; and our many continuous improvement initiatives. We are also benefiting from an industrial economy that is showing sustained strength," said Mr. Lipke.

"We are also in the process of changing the legal name of our company - from Gibraltar Steel Corporation to Gibraltar Industries, Inc.- which better reflects our current business mix. The new name will clearly identify Gibraltar in the minds of our employees, customers, and shareholders as an industrial manufacturing company. We believe that our new name, along with continued strong operating performance, will improve our valuation potential," said Mr. Lipke.

The Company will review its third-quarter results and discuss its outlook for the fourth quarter during its quarterly conference call, which will be held at 2 p.m. Eastern Time on October 28. Details of the call can be found on Gibraltar's Web site, at www.gibraltar1.com.

Gibraltar is a manufacturer and distributor of more than 5,000 residential and commercial building products, one of North America's leading metal processors, and North America's second-largest commercial heat treater. The Company serves approximately 10,000 customers in a variety of industries in all 50 states, Canada, Mexico, Europe, Asia, and Central and South America, and is approaching $1 billion in annual sales. It has approximately 4,000 employees and operates 75 facilities in 26 states, Canada, and Mexico.

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: the impact of the availability and the effects of changing steel prices on the Company's results of operations; changing demand for the Company's products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.

Gibraltar's news releases, along with comprehensive information about the Company, are available on the Internet, at www.gibraltar1.com.